Exhibit 10.1
SHARE UNIT AWARD NOTICE
[20__]

This Share Unit Award Notice (the “Award Notice”) under the United Airlines Holdings, Inc. 2006 Director Equity Incentive Plan, as amended and/or restated from time to time (the “Plan”), dated as of the date of grant as reflected in your Fidelity account (the “Grant Date”), sets forth the terms and conditions of an award of share units (the “Award”) that is subject to the terms and conditions specified herein (“Share Units”) and that is granted to you by United Airlines Holdings, Inc., a Delaware corporation (the “Company”).
This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered to you), subject to the terms of this Award Notice, a cash payment and / or Shares for each Share Unit as set forth in Section 3 below.
SECTION 1.The Plan; Number of Share Units.
This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.
The number of Share Units granted pursuant to this Award and subject to this Award Notice is reflected in your Fidelity account.
SECTION 2.Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan.
SECTION 3.Vesting and Settlement of Share Units.
Your rights to the Share Units vest in accordance with the terms established by the Board on the Grant Date. Except as otherwise provided herein, this Award vests on [insert vesting date or schedule] (the “Anniversary Date”); provided, that you have remained continuously in service with the Company or an Affiliate from the Grant Date until the Anniversary Date. Notwithstanding the foregoing, if you experience a Separation from Service by reason due to your death, Disability or any reason other than for Cause prior to the Anniversary Date, this Award shall vest in full immediately following such Separation from Service. Unless the Committee determines otherwise, if you experience a Separation from Service prior to the Vesting Date other than by reason of your death, Disability or termination of service for any reason other than for Cause, 100% of your rights with respect to such Share Units shall immediately be forfeited and be terminated upon your Separation from Service, and you will be entitled to no further payments or benefits with respect thereto. The date that the Share Units vest in accordance with the preceding sentences shall be referred to herein as the “Vesting Date.”
The Share Units shall be settled [settlement terms to be established on the Grant Date] [in cash. On the Vesting Date, you shall receive a lump sum cash payment equal to the Market Price of a Share on the Vesting Date multiplied by the number of Share Units (including any fraction thereof) that vest on such Vesting Date. Upon settlement, the Share Units shall be extinguished and such number of Share Units will no longer be considered to be held by you for any purpose.] OR [in Shares. Within 60 days after the Vesting Date, you shall receive unrestricted Shares. Upon settlement, the Share Units shall be extinguished and such number of Share Units will no longer be considered to be held by you for any purpose.] OR [(A)     % in cash and (B)        % in Shares, provided that any odd or fractional Share Unit resulting from such allocation shall be rounded toward the Share Units settled in cash pursuant to clause (A). With respect to the Share Units settled in cash pursuant to clause (A), within 60 days after the Vesting Date, you shall receive a lump sum cash payment equal to the Market Price of a Share on the Vesting Date multiplied by such number of Share Units that vest on such Vesting Date and are allocable under clause (A), subject to your ability, under the terms of the Plan to elect to receive such cash portion of the Share Units in unrestricted Shares by providing notice to the Company prior to the Vesting Date. With respect to the Share Units settled in Shares pursuant to clause (B), within 60 days after the Vesting Date, you shall receive unrestricted Shares. Upon settlement of the Share Units, the Share Units shall be extinguished and such number of Share Units will no longer be considered to be held by you for any purpose.]

Notwithstanding the foregoing, the provisions of this Section 3 are subject to and superseded by the terms of any Deferral and Distribution Election Form timely delivered and executed by you and which is effective with respect to this Award.
SECTION 4.Voting Rights; Dividends. You do not have any of the rights of a stockholder with respect to the Share Units granted to you pursuant to this Award Notice until Shares with respect to such Share Units are delivered to you upon settlement in accordance with Section 3. Further, you do not have the right to vote or right to receive any dividends or any dividend equivalents relating to such dividends declared or paid on the Shares with respect to the Share Units granted to you pursuant to this Award Notice until Shares with respect to such Share Units are delivered to you upon settlement in accordance with Section 3.  Your Share Account will be credited with additional Share Units as of the date on which dividends, if any, are paid, in accordance with Section 6(d)(ii) of the Plan. No such dividends or dividend equivalents will be paid to you with respect to any Share Units that are cancelled or forfeited prior to the Vesting Date. Any Share Units credited to your Share Account for dividends in accordance with Section 6(d)(ii) of the Plan shall be settled in cash.
SECTION 5.Non-Transferability of Share Units. Unless otherwise provided by the Committee in its discretion, prior to the date that they become vested, Share Units may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
SECTION 6.Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 7.Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with the Plan and this Award Notice, and its determinations shall be final, binding and conclusive.
SECTION 8.Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 15 of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the Share Units shall be subject to the provisions of Section 3(c) of the Plan relating to the adjustment of Awards upon certain specified events set forth in Section 3(c) of the Plan).
SECTION 9. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its affiliates or subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern.
SECTION 10.Miscellaneous.
(a)Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.
(b)Section 409A. This Award is intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Award Notice shall be interpreted in accordance therewith. The payments to you pursuant to this Award Notice are intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Award Notice shall be considered a separate payment. In the event the terms of this Award Notice would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Award Notice to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Award Notice. To the extent any amounts under this Award Notice are payable by reference to your Separation from Service, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code.
(c)Requirements of Law. The grant of Share Units under the Plan, and the issuance of Shares upon the vesting of the Shares Units shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(d)Continuation of Service; Not a Contract of Service; No Acquired Rights. This Award Notice shall not confer upon you any right to continuation of service by the Company, its Affiliates and/or its subsidiaries, nor shall this Award Notice interfere in any way with the Company’s, its Affiliates’ and/or its subsidiaries’ right to terminate your service at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, its Affiliate or Subsidiary or as prohibited by law.
(e)Governing Law. All questions concerning the construction, validity and interpretation of this Award Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.
(f)Additional Requirements. The Company reserves the right to impose other requirements on the Share Units, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(g)Additional Information. If you have any questions regarding this Award Notice, please contact [CONTACT INFORMATION], or your HR Partner. If you wish to obtain a copy of the Plan please contact [CONTACT INFORMATION].